Exhibit No. 2.1

                AGREEMENT RESPECTING A LIMITED LIABILITY COMPANY


         This Agreement is made as of this 1st day of December 1998, by and between Snap-on Incorporated, a Delaware corporation with its principal office located in Kenosha, Wisconsin ("Snap-on"), and Newcourt Financial USA Inc., a corporation chartered under the laws of the State of Delaware with its main offices located in Indianapolis, Indiana and Parsippany, New Jersey ("Newcourt"). For purposes of this Agreement, capitalized terms used herein, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Definitional Supplement attached hereto as Exhibit A (the "Definitional Supplement").

                                 R E C I T A L S

         WHEREAS, Snap-on seeks to arrange financing under identified credit programs for Snap-on Customers;

         WHEREAS, Snap-on seeks to form an alliance with another company possessing funding capabilities and expertise in the area of systems management, credit programs, design, licensing and leasing programs to maximize efficiencies and create economies of scale necessary to maintain and expand credit programs extended to Snap-on Customers;

         WHEREAS, Newcourt is a company engaged in the business of designing and implementing U.S. and foreign vendor financing programs and desires to provide financing to Snap-on Customers;

         WHEREAS, Snap-on and Newcourt each, directly or through a wholly-owned subsidiary, desire to become members of a limited liability company which will offer certain credit programs to Snap-on Customers and create new financing facilities and programs to be offered to Snap-on Customers and increase efficiency in the management and operation of financing programs;

         NOW, THEREFORE, in consideration of these premises and the mutual covenants set forth herein, the parties hereby agree as follows:

                                   ARTICLE I
                   REPRESENTATIONS AND WARRANTIES OF NEWCOURT

              Newcourt represents and warrants to Snap-on as follows:

              1.01. Trademarks and Processing Systems. Each Newcourt Entity is the rightful owner of, or fully licensed and/or authorized to use, all right and title to (a) the Newcourt tradename and Newcourt trademarks and service marks and (b) the processing systems, technology, software and programs identified on
Schedule 1.01. Newcourt has delivered to Snap-on an accurate and complete copy of each agreement governing or relating to the use of such systems by the Newcourt Entities.

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              1.02.  Organization.  Schedule  1.02  sets  forth  a list  of all
Newcourt Entities. Each Newcourt Entity is a corporation or other jural entity as indicated validly organized and existing under the laws of the jurisdiction of its organization and has due authority to conduct business in all jurisdictions where it conducts business.

              1.03. No Conflict. The execution and delivery of this Agreement and the other Operative Documents by the Newcourt Entities and the consummation of the transactions herein and therein contemplated do not violate or constitute a breach or default under the organizational documents of any Newcourt Entity or under the terms and conditions of any documents, agreements or other writings to which any Newcourt Entity is a party, which violation, breach or default could reasonably be expected to have a Material Adverse Effect on any Newcourt Entity.

              1.04. Financial Statements. The consolidated balance sheets of Newcourt and its consolidated Subsidiaries as at December 31, 1997, and the related consolidated statements of cash flows and consolidated statements of changes in financial position of Newcourt and its consolidated Subsidiaries for the fiscal year then ended, certified by Ernst & Young, independent public accountants, copies of which have been furnished to Snap-on, fairly present the financial condition of Newcourt and its consolidated Subsidiaries as at such date and the consolidated results of operations of Newcourt and its consolidated Subsidiaries for the period ending with such date, all in accordance with generally accepted accounting principles ("GAAP") used in Canada consistently applied and since December 31, 1997, there has been no material adverse change in any such condition or operations. The long-term senior unsecured debt of Newcourt is rated investment grade or equivalent by at least one U.S. Rating Agency and Newcourt has sufficient funding capacity, after meeting all other financial commitments, to complete the purchase of the Finance Contracts from the Company in the amounts set forth in the Annual Operating Plan.

              1.05. Regulatory Authorities; Capabilities. Each Newcourt Entity possesses all licenses and permits and other authorizations by Regulatory Authorities necessary to the conduct of its respective business and to provide to the Company and the Snap-on Entities the services anticipated under the Operative Documents, except those the lack of which would not have Material Adverse Effect on its respective business or its ability to provide such services; provided, however, no representation or warranty is made regarding any licenses, permits or authorization which may be necessary to originate any loans under the Snap-on Dealer Credit Programs. No Newcourt Entity has received notice from any Regulatory Authority indicating that such Regulatory Authority would oppose or not grant or issue its Consent, if required, with respect to the transactions contemplated by this Agreement and the other Operative Documents. Each Newcourt Entity is licensed to operate in the jurisdictions listed next to its name on Schedule 1.02. The indicated entities possess, in such jurisdictions, access to capital markets and funding, and the capabilities to perform such services as may be necessary to support the Snap-on Dealer Credit Programs currently sponsored or managed by Newcourt in such jurisdiction.

              1.06. No Filings Required. No action of, or filing with, or Consent of, any Regulatory Authority or any other third party is required by any Newcourt Entity to authorize,

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or is  otherwise  required in  connection  with,  the  execution,  delivery  and performance by such Newcourt Entity of this Agreement or the other Operative Documents.

              1.07. Litigation. To the best of the knowledge of Newcourt, after due inquiry by Frank Chaffiotte, Newcourt's Assistant General Counsel - Litigation, there is no litigation relating to any Newcourt Entity's business, its respective funding capability or its other joint venture relationships that is pending, or threatened, in or before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances, against Newcourt or any Newcourt Entity which would reasonably be required to be disclosed to Newcourt's auditors under GAAP as used in Canada in connection with an audit of the consolidated financial statements of Newcourt Credit Group Inc.

              1.08. System Compliance.

                  (a) Each Newcourt Entity has conducted a review of its computer systems and equipment containing embedded microchips to determine whether they are Year 2000 Compliant (as defined below). Each Newcourt Entity has plans in place to complete all system upgrades or reprogramming necessary to make its computer systems and equipment containing embedded microchips Year 2000 Compliant, and to complete the testing thereof, by September 30, 1999, and is in the process of communicating with vendors, suppliers and customers to identify any potential year 2000 issues which may adversely affect any Newcourt Entity. For purposes of the foregoing, "Year 2000 Compliant" shall mean the ability of the system to provide all of the following functions:

                           (i) Handle date information before,  during and after
                  midnight, December 31, 1999, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates; date interpretation and manipulation must be correct for all valid date values within the application domain;

                           (ii) Function accurately and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century;

                           (iii) Respond to two-digit,  year-date input in a way
                  that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; interfacing software must make the same century assumption when processing two-digit years;

                           (iv) Process 2000 as a leap year;

                           (v) Correctly  process any date with a year specified
                  as "99" or 00" regardless of other subjective meanings attached to those values; and


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                           (vi) Store and provide output of date  information in
                  ways that are unambiguous as to century.

                  (b)  The  aggregate  cost  to the  Newcourt  Entities  of such reprogramming, system upgrades and testing, and the reasonably foreseeable consequences of year 2000 and the conversion to the Euro on January 1, 1999, to each Newcourt Entity (including, without limitation, reprogramming errors and failure of others' systems or equipment), will not result in a Material Adverse Effect on Newcourt Credit Group Inc. on a consolidated basis. Except for such of the reprogramming and upgrades referred to in the preceding sentence as may be necessary, to the best of Newcourt's knowledge, the computer systems and equipment of each Newcourt Entity are, and with ordinary course upgrades and routine maintenance will continue through December 31, 2005, to be, sufficient to permit each Newcourt Entity to conduct its business and to perform its obligations under any Operative Document to which it is a party without a Material Adverse Effect on the Company.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                                   OF SNAP-ON

                  Snap-on represents and warrants to Newcourt as follows:

         2.01. Trademarks. Snap-on and each of its Subsidiaries is the rightful owner of, or fully licensed and/or authorized to use, all right and title to (a) the Snap-on trademark, tradename and service marks and (b) all processing systems, technology, know-how and software programs identified in Schedule 2.01 (the "Snap-on Systems"). Snap-on has delivered to Newcourt an accurate and complete copy of each agreement governing or relating to the use of the Snap-on Systems by the Snap-on Entities.

         2.02. Organization. Each Snap-on Entity is a corporation validly organized and existing under the laws of the State of its incorporation, with due authority to conduct business in all jurisdictions where it conducts business. As of the Closing Date, the Company will be a Delaware limited liability company, duly formed and existing under the Act.

         2.03 No Conflict. The execution and delivery of this Agreement and the other Operative Documents by the Snap-on Entities and the consummation of the transactions herein and therein contemplated do not violate or constitute a breach or default under the organizational documents of any Snap-on Entity or under the terms and conditions of any documents, agreements or other writings to which a Snap-on Entity is a party, which violation, breach or default could reasonably be expected to have a Material Adverse Effect on Snap-on on a consolidated basis.

         2.04. No Default. To the best of Snap-on's knowledge, the Company, as of the Closing Date, is not, has not been and will not be by virtue of any past or present action, omission to act, contract to which they are a party or any occurrence or state of facts whatsoever, in violation in any material respect of any applicable Law, Order or Permit, the

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violation of which would result in a Material  Adverse  Effect on the Company or any Snap-on Entity.

         2.05. Regulatory Authorities. Each Snap-on Entity possesses all licenses and permits and other authorizations by Regulatory Authorities necessary to the conduct of its business and to provide the services anticipated to be provided by it under the Operative Documents except those licenses, permits and authorizations the lack of which would not have a Material Adverse Effect on its business or its ability to provide such services. No Snap-on Entity has received notice from any Regulatory Authority indicating that such Regulatory Authority would oppose or not grant or issue its Consent, if required, with respect to the transactions contemplated by this Agreement and the other Operative Documents. Except as set forth on Schedule 2.05(a), no action of, or filing with, or Consent of, any Regulatory Authority or any other third party is required by any Snap-on Entity to authorize, or is otherwise required by any Snap-on Entity in connection with, the execution, delivery and performance by such Snap-on Entity of this Agreement or the other Operative Documents. Except as disclosed on Schedule 2.05(b), no action of, filing with or Consent of any Regulatory Authority or any other third party is required by the Company for the conduct of its Business or in connection with the execution, delivery and performance by the Company of the Company Supplement or the Operative Documents.

         2.06. No Liens. As of the Closing Date, the Company will be the owner of all right, title and interest in and to its Assets, free and clear of all Liens of any nature whatsoever, and will have good and valid title to or a leasehold interest in its Assets.

         2.07. Financial Statements. The consolidated balance sheets of Snap-on and its consolidated Subsidiaries as at January 3, 1998, and the related consolidated statements of cash flows and consolidated statements of changes in financial position of Snap-on and its consolidated Subsidiaries for the fiscal year then ended, certified by Arthur Andersen LLP, independent public accountants, copies of which have been furnished to Newcourt, fairly present the consolidated financial condition of Snap-on and its consolidated Subsidiaries as at such date and the consolidated results of the operations of Snap-on and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, and since January 3, 1998, there has been no material adverse change in any such condition or operations. To the best of the knowledge of Snap-on, the books and records of SCC have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

         2.08. Litigation. Schedule 2.08 sets forth all material Litigation relating to the Company or SCC that is pending, or to the knowledge of Snap-on, threatened, in or before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other or forum for the resolution of grievances, against the Company or SCC.

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


         2.09. Contracts. Except as set forth in Schedule 2.09:

                  (a) The Company, as of the Closing Date, will not be party to or bound by any material agreement, contract, commitment or relationship, whether written or oral, with any other Snap-on Entity; and

                  (b) With respect to the Business of the Company, as of the Closing Date, there will be no contract, agreement or other arrangement entitling any Person to any profits, revenues or cash flows of the Company or requiring any payments or other distributions based on such profits, revenues or cash flows.

         2.10. Snap-on Disclaimer. Newcourt agrees and acknowledges that the business of the Company will be significantly affected by changes in the volume of financing contracts originated by other Snap-on Entities, or by changes in interest rates and general economic conditions. Newcourt acknowledges that past experience with respect to the generation, purchase, sale, and collection of amounts due on Finance Contracts purchased and serviced by any Snap-on Entity prior to the date hereof does not guarantee or even necessarily indicate the level or profitability of the Company's business in the future. Newcourt acknowledges that collections and loss experience may change, for better or for worse, in the future. Newcourt acknowledges that it has been given complete access to information concerning the information systems of SCC and the Company and has had a complete opportunity to verify the status and condition of such systems.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF ALL PARTIES

         3.01 All Parties. Newcourt represents and warrants for itself and each of the Newcourt Entities, and Snap-on represents and warrants for itself and each of the Snap-on Entities, that:

                  (a) It has the corporate power and authority to execute and deliver this Agreement and any Operative Document to which it is a party and to perform its obligations hereunder and thereunder. Such execution, delivery, performance and consummation have been duly authorized by all necessary corporate or limited liability company action on its part. This Agreement has been duly executed and delivered by its duly authorized officers, and constitutes its valid and legally binding obligation enforceable against it in accordance with the terms hereof, except as the same may be limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or (ii) equitable principles of general application.

                  (b) It is not, and execution of this Agreement will not cause it to be, in violation of any term of its charter, certificate of incorporation or by-laws; or any agreement or instrument to which it is a party, any Law, or any applicable Order, which violation could reasonably be expected to have a Material Adverse Effect on its ability to enter into, execute, deliver or perform its obligations under this Agreement.

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


                  3.02. Disclaimer of Warranties. OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS AGREEMENT OR IN THE OTHER OPERATIVE DOCUMENTS, NO PARTY HERETO MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND EXPRESS OR IMPLIED ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OPERATIVE DOCUMENTS.

                                   ARTICLE IV
                    FORMATION OF COMPANY AND RELATED MATTERS

         4.01. Formation of Company. Following the execution of this Agreement and prior to the Closing, Snap-on shall form, or cause to be formed, a Delaware limited liability company (the "Company"). The purpose of the Company shall be to engage in the business of providing financing under identified credit programs, including the Snap-on Dealer Credit Programs, to Snap-on Customers in the U.S. and other countries around the world, to manage such credit programs (collectively, the "Business") and to engage in any such other legal purpose as agreed to from time to time by the Company's Board of Directors. The initial principal place of business of the Company shall be in or near Gurnee, Illinois and the name of the Company shall be "Snap-on Credit LLC," or such other name as Snap-on and Newcourt may mutually agree upon in writing. Initially, Snap-on shall be the sole Member of the Company, owning a one hundred percent (100%) Membership Interest in the Company. Prior to Newcourt making the Newcourt Investment, the Company will have no rights under the Program Rights Agreement between SCC and Snap-on, a copy of which is attached as Schedule 4.01(a) (the "Program Rights Agreement"), or under the Trademark License Agreement between SCC and Snap-on Technologies, Inc., a copy of which will be provided to Newcourt prior to Closing (the "Snap-on Trademark License"). The Company shall otherwise own, or possess the right to use in the Business, as of the Closing Date, all material items of furniture, fixtures, software systems, and other material Assets as may be necessary to commence the operation of the Business. Prior to Newcourt making the Newcourt Investment (as defined in Section 4.02(a) below), the Company shall have no indebtedness payable to or from any Snap-on Entity.

         4.02. Newcourt Investment.

                  (a) Newcourt  shall  contribute  to the Company as its capital contribution, cash in an amount equal to the lesser of $1,000,000 or the Net Asset Value of the Company on the Closing Date as provided in
         Section 4.02(b)(i) below (the "Investment Amount"). In exchange Newcourt shall receive from the Company a fifty percent (50%) Membership Interest (the "Newcourt Investment"). The Newcourt Investment shall be evidenced by a Subscription Agreement between the Company and Newcourt.

                  (b) Newcourt shall make the Newcourt Investment as follows:

                           (i) At the  Closing,  Newcourt  shall  deliver to the
                  Company cash in the amount of the Investment Amount as shown on the preliminary balance sheet of the Company as of the Closing Date. The term Net Asset Value shall

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

                  mean, as determined in accordance with GAAP, the dollar amount by which the net book value of the assets of the Company exceeds the net book value of the liabilities of the Company. The preliminary balance sheet shall be prepared by the Company and delivered to Newcourt and Snap-on not fewer than ten (10) days prior to the scheduled Closing Date. The preliminary balance sheet shall be prepared using GAAP principles previously used by SCC from the books and records of the Company and shall reflect the estimated assets and liabilities of the Company as of the Closing Date immediately prior to the Newcourt Investment. Prior to Closing, Snap-on and Newcourt shall agree on the information set forth in the preliminary balance sheet;

                           (ii) Not later than  thirty (30) days  following  the
                  Closing, the Company shall prepare and deliver to Snap-on and Newcourt a final closing balance sheet of the Company as of the Closing Date immediately prior to the Newcourt Investment prepared in the same manner and using the same principles and policies used in the preparation of the preliminary balance sheet from the books and records of the Company. The Company shall deliver to Snap-on and Newcourt such additional information as either may reasonably request. To the extent that the Net Asset Value of the Company as of the Closing Date reflected on the final closing balance sheet is greater than or less than the Net Asset Value of the Company as of the Closing Date as reflected on the preliminary balance sheet, Newcourt shall contribute additional cash to the Company to make up any deficiency in its Closing Date cash contribution or the Company shall reimburse Newcourt cash to the extent the Closing Date cash contribution by Newcourt exceeded the Net Asset Value as reflected on the final closing balance sheet; provided, however, that in no event shall the aggregate amount contributed by Newcourt pursuant to this Section 4.02(b) exceed $1,000,000; and

                           (iii) In the event  Newcourt and Snap-on are not able
                  to reach agreement regarding the Net Asset Value of the Company as reflected on the final closing balance sheet, either party may elect to have such dispute or disagreement resolved by Arthur Andersen whose calculation of the Net Asset Value of the Company on the Closing Date as provided herein shall be final. The fees and expenses for the services of Arthur Andersen shall be shared equally by Snap-on and Newcourt.

                  (c) Immediately following the consummation of the Newcourt Investment, (i) Snap-on shall first transfer its entire Membership Interest in the Company to Snap-on Capital Corp., a newly formed wholly-owned subsidiary of Snap-on ("Newco") and (ii) Newco and Newcourt shall then execute, deliver and enter into an Operating Agreement substantially in the form attached hereto as Exhibit 4.02(c) (the "Operating Agreement").

                  (d) The Company shall, at the Closing, execute a Company Supplement to this Agreement in form acceptable to Snap-on and Newcourt (the "Company

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

         Supplement") evidencing the Company's approval of this Agreement and the Company's contractual obligation to abide by the terms of this Agreement and the Operative Documents.

         4.03. Time and Place of Closing. The Closing herein contemplated (the "Closing") will take place at 10:00 a.m. on the "Closing Date" (as defined below in this Section 4.03) and shall be effective as of the close of business on said Closing Date. Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed upon in writing by an executive officer of each of Newcourt and Snap-on, the parties shall use their reasonable efforts to cause the "Closing Date" to occur on January 3, 1999. The place of Closing shall be at the offices of Foley & Lardner, or such other place as may mutually be agreed upon by Newcourt and Snap-on.

         4.04 Default by any Party Hereto at the Closing. Other than as may result from the exercise of a party's right under this Agreement, if any of the Snap-on Entities on the one hand, or any of the Newcourt Entities on the other hand, shall fail or refuse to consummate either the Newcourt Investment, as provided in Section 4.02 above, or the establishment of the Company as provided in Section 4.01, or the execution and delivery of any Operative Documents, or if the parties shall fail or refuse to consummate any of the transactions described in this Agreement, prior to or on the Closing Date, the non-defaulting party (i.e. either Snap-on or Newcourt), at its option and without prejudice to its rights against any defaulting party, may either (i) unilaterally delay the Closing while taking appropriate judicial action or seeking other remedies, or
(ii) refuse to consummate such transaction and thereby terminate all of its obligations hereunder without any Liability. The parties hereto acknowledge that the Newcourt Investment and the establishment of the Company are unique and otherwise not available and agree that, in addition to any other remedies, the non-defaulting party (i.e. either Snap-on or Newcourt) may invoke any equitable remedies to enforce delivery or consummation of the Newcourt Investment or the establishment of the Company, as the case may be, including, without limitation, any action or suit for specific performance, as further detailed in Section
13.14 hereof.

                                   ARTICLE V.
                CERTAIN SNAP-ON RESPONSIBILITIES AND COMMITMENTS

         5.01. Regulatory Approvals.

                  (a) For Snap-on. Snap-on shall be responsible for obtaining all licenses, permits and Consents necessary to form the Company and to permit the Company to sell a membership interest to Newcourt as described in this Agreement, and shall use its best efforts to obtain all licenses, permits and Consents necessary to permit the Company to engage in the Business or as otherwise are necessary for any of the Snap-on Entities to consummate the transactions hereby contemplated, including but not limited to the Consents of Regulatory Authorities identified on Schedule 2.05(a) attached hereto. The cost and expense of obtaining such licenses, permits and Consents shall be a System Expense as provided in Section 13.12 hereof.

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

                  (b) For Newcourt. Snap-on shall reasonably cooperate with the Newcourt Entities and provide such information and/or assistance as Snap-on can reasonably provide to assist Newcourt in obtaining any and all required Consents of Regulatory Authorities as provided under
         Section 6.01 hereof.

                  (c) For the Company.  Snap-on shall reasonably  cooperate with the Newcourt Entities and provide such information and/or assistance as Snap-on can reasonably provide to assist Newcourt in providing Financing Services, if necessary and to the extent permitted by Law, under the Existing Programs to Snap-on Customers pursuant to Section 6.01(c).

         5.02. Snap-on Services Agreement. At the Closing, and with effect immediately following the Newcourt Investment, Snap-on shall enter into a Management Services Agreement with the Company substantially in the form of
Exhibit 5.02 attached hereto (the "Snap-on Services Agreement").

         5.03. License to Use Space. At the Closing, and with effect immediately following the Newcourt Investment, Tools Company shall enter into a License to Use Space with Company in form and substance acceptable to the parties (the "Snap-on Space License").

         5.04. License Agreement. At the Closing, and with effect immediately following the Newcourt Investment, SFS shall enter into a License and Royalty Agreement with the Company substantially in the form of Exhibit 5.04 attached hereto (the "Snap-on License Agreement") and Snap-on, SFS and Technologies shall execute a Consent in substantially the form attached thereto (the "Snap-on Consent").

         5.05. Third Party Consents. Snap-on will deliver, at the Closing, consents or waivers from its lenders and, if necessary, from the lessor under the lease described in Section 7.11 hereof necessary to permit the Snap-on Entities to consummate the transactions contemplated by this Agreement without causing a default under any Contract between the Snap-on Entities and such third parties.

         5.06. Transfer Agreement. At the Closing, and with effect immediately following the Newcourt Investment, Snap-on, Tools Company, SFS, and the Company shall enter into a transfer agreement with the Company in form and substance acceptable to the parties (the "Transfer Agreement").

                                  ARTICLEE VI
                CERTAIN NEWCOURT RESPONSIBILITIES AND COMMITMENTS

         6.01. Regulatory Approvals.

                  (a) For Newcourt. Newcourt shall be responsible for obtaining all licenses, permits and Consents of Regulatory Authorities required for it to participate in a limited liability company of the type described in this Agreement, or as otherwise are necessary for any Newcourt Entity to consummate the transactions hereby contemplated. The cost and expense of obtaining such licenses, permits and Consents shall be a System Expense as provided in Section 13.12 hereof.

                  (b) For Snap-on. Newcourt shall reasonably cooperate with Snap-on and provide such information and/or assistance as Newcourt can reasonably provide to assist the Company in obtaining any and all required licenses and permits, and Consents of Regulatory Authorities as provided under Section 5.01 hereof.

                  (c) For the Company. If, despite Snap-on's best efforts pursuant to Section 5.01(a), the Company has not obtained as of the Closing Date any license, permit or Consent necessary to provide Financing Services to Snap-on Customers under the Existing Programs, then, to the extent permitted by Law, Newcourt shall, or shall cause a Newcourt Affiliate to, offer such Financing Services, in the name of the Company, to Snap-on Customers on such terms and conditions as are acceptable to Snap-on and Newcourt, until the Company has obtained such license, permit or Consent.

         6.02 Newcourt Services Agreement. At the Closing, and with effect immediately following the Newcourt Investment, Newcourt shall enter into a Management Services Agreement with the Company in form and substance acceptable to the parties (the "Newcourt Services Agreement").

         6.03 Funding Agreement. At the Closing, and with effect immediately following the Newcourt Investment, Newcourt shall enter into one or more receivables purchase agreements and related agreements (including a servicing agreement) with the Company having the terms described on Exhibit 6.03 attached hereto and such other terms as shall be agreed to by the parties (the "Funding Agreement").

         6.04 Newcourt Space License. At the Closing, and with effect immediately following the Newcourt Investment, Newcourt shall enter into a license to use space with the Company in form and substance acceptable to Newcourt and Snap-on (the "Newcourt Space License").

                                  ARTICLE VII
                           CONDUCT OF BUSINESS PENDING
                       CONSUMMATION; ADDITIONAL AGREEMENTS

         7.01 Covenants of Newcourt. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as contemplated by this Agreement, unless the prior written consent of Snap-on shall have been obtained, which consent shall not be unreasonably withheld, the Newcourt Entities shall (i) operate their respective businesses only in the usual, regular, and ordinary course, which in all events shall allow the Newcourt Entities to continue to engage in, and enter into Contracts with respect to, acquisition and joint venture activity, (ii) preserve intact their respective business organizations and Assets, and (iii) take no action which would materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby without imposition of a Burdensome Condition, or which would materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

         7.02. Covenants of Snap-on Entities. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as expressly contemplated by this Agreement, unless the prior written consent of Newcourt shall have been obtained, which consent shall not be unreasonably withheld:

                  (a) Each Snap-on Entity shall (i) operate its businesses only in the usual, regular, and ordinary course, (ii) preserve intact its organization and Assets, and (iii) take no action which would materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby without imposition of a Burdensome Condition, or which would materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

                  (b) Snap-on shall take, and shall cause its Affiliates to take, all necessary and appropriate actions required by Article IV of this Agreement, including the execution, delivery and performance by the Company of this Agreement and the Company Supplement, formation of the Company, and the consummation by the Company on the Closing Date of the transactions contemplated herein and therein, to be consummated on the Closing Date.

         7.03. Adverse Changes in Condition. Each of Snap-on and Newcourt agrees to give written notice promptly to each other party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.04. Applications; Antitrust Notifications. Each party shall promptly prepare and file, and each other party shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement, as contemplated by Sections 5.01 and 6.01 hereof. To the extent required by the HSR Act, Newcourt will promptly file with the United States Federal Trade Commission and the United States Department of Justice all such notifications and reports required to be filed by Newcourt therewith to consummate the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith. Any fees required under the HSR Act (the "HSR Fee") in connection with a notice under the HSR Act relating to the Newcourt Investment shall be paid by Newcourt.

         7.05. Systems Matters.

                  (a)   Newcourt   and  Snap-on   agree  to   cooperate  in  the
         negotiation, execution and implementation by the Company of all agreements necessary and appropriate by which the Company shall engage * , or other software developer (the "System Developer"), to specify, design and implement a software system to account for and manage all functions arising out of or relating to the origination, transfer, management, servicing, sale and collection of the Finance Contracts. Such agreements (together, the "Systems
         Agreement") shall have terms and conditions reasonably acceptable to Newcourt and Snap-on. The parties agree to cooperate in the management of the integration of that system with the product order system of Snap-on, the Snap-on Dealer Software System ("DSS") and the software and other systems provided to the Company by or through Newcourt as contemplated in Sections 7.05(b) and (c) hereof. Newcourt agrees to allow the System Developer to operate across all Newcourt platforms applicable to the Business and to have access to all Newcourt systems applicable to the Business.

                  (b) Newcourt agrees to use its best efforts to provide the Company with direct access to the Newcourt lease management system by negotiating on behalf of the Company a systems agreement with * giving the Company an independent fully paid and perpetual right to use the lease program software and all other operating systems and Newcourt software to be used by the Company. Newcourt will take such steps as are necessary to refine any applicable Newcourt Systems for application on a standardized basis in all foreign jurisdictions in which a Newcourt Entity operates.

                  (c) Newcourt will provide to the Company the right to use any Newcourt software systems that operate with the Newcourt lease management system including, without limitation, * ("Newcourt Systems"). Such right to use Newcourt Systems will be defined in a License Agreement between Newcourt and the Company (the "Newcourt Systems Agreement") granting the Company the royalty-free (during the term of the Operating Agreement) right to use such systems and improvements, providing appropriate training and technical support and otherwise having such terms as are reasonably acceptable to the parties; provided, however, that such agreement shall require the Company to reimburse Newcourt for any incremental cost imposed on Newcourt by any provider of Newcourt Systems as a result of such licensing or sublicensing. Further, in the event that Newcourt is unsuccessful in arranging the direct systems agreement with * described in Section 7.05(b), Newcourt will sublicense to Company the right to use the Newcourt lease management system at a per location charge equal to the per location charge paid by Newcourt to * . Newcourt will provide to the Company systems support and technological enhancements necessary to define interaction between the Newcourt lease management system, the data system to be provided by the System Developer, and DSS. Upon termination of the Operating Agreement, the Company's right to use the Newcourt Systems and

------------------------
*Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separatley with the SEC pursuant to Rule 24b-2.

         Newcourt lease management system, and to obtain improvements, training and technical support from Newcourt for such systems will continue on commercially reasonable terms.

         7.06. Employee Matters. The parties will handle employee matters in accordance with the initial Annual Operating Plan.

         7.07 Agreement as to Efforts to Consummate.

                  (a) Subject to the terms and conditions of this Agreement, each party agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
         Article VIII of this Agreement; provided, that nothing herein shall preclude any party from exercising its rights under this Agreement. Each party shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

                  (b)  Notwithstanding  the  conditions  to Closing set forth in
         Article VIII below, if any required Consent under any Contract is not obtained by the date of the Closing, and the parties hereto waive such Consent and proceed with the Closing, each party shall nevertheless continue to pursue such Consents and at the request of the Company each party shall cooperate with the Company in any reasonable arrangement designed to provide to the Company the benefits under or of any such contract or Assets relating thereto. Nothing contained in this Agreement or any Operative Document shall be deemed to constitute any assignment or attempted assignment by any party hereto of any Contract if any assignment or attempted assignment would constitute a Default thereunder. Each party shall use its reasonable efforts to execute all agreements to which it is intended to be a party in connection with the transactions contemplated hereby, including the Company Supplement and all other Operative Documents.

         7.08. Investigation and Confidentiality.

                  (a) Prior to the Closing, each party shall keep each other party advised of all material developments relevant to its business, and to the formation of the Company and to the Newcourt Investment, and shall permit each other party to make or cause to be made such investigation of its business and properties and its financial and legal condition as the other party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a party shall affect the representations and warranties of any other party.

                  (b) Each party shall, and shall cause its representatives to, maintain the confidentiality of all Information and shall not use such Information for any purpose except in furtherance of the transactions contemplated by this Agreement, all as further provided in Article X hereof. Newcourt specifically agrees that all documents and information provided by any Snap-on Entity prior to the date hereof in connection with Newcourt's investigation of Snap-on's business shall be deemed to be Information and subject to the provisions of Article X hereof. Snap-on specifically agrees that all documents and information provided by any Newcourt Entity prior to the date hereof in connection with Snap-on's investigation of Newcourt's business shall be deemed to be Information and subject to the provisions of Article X hereof.

         7.09 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, neither Snap-on nor any Affiliate thereof nor any representatives thereof, shall, at any time on or after the date hereof and until the Closing has occurred, or this Agreement has terminated, directly or indirectly solicit any Acquisition Proposal by any Person or furnish to any Person any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal. Snap-on shall promptly notify Newcourt in the event Snap-on receives an Acquisition Proposal.

         7.10. Updated Schedules. Snap-on and Newcourt each covenant and agree that it shall cause the schedules identified in its representations and warranties set forth in Articles I and II, respectively, to be updated and delivered (and certified as being true and correct) to the other to reflect disclosure at the Closing Date; provided, however, that no such updated schedule shall be taken into account for purposes of determining whether the conditions set forth in Sections 8.02(a) and 8.02(b) have been satisfied.

         7.11. Headquarters Lease. In connection with the establishment of the Company, prior to Closing, Snap-on and Newcourt shall cooperate to select a site to serve as the Company's corporate headquarters (the "Headquarters"). The parties shall jointly select a suitable location for the Headquarters and negotiate on behalf of the Company lease terms for the Headquarters reasonably acceptable to both Snap-on and Newcourt. The Company shall execute the relevant lease agreements and related documents (the "Headquarters Lease") at the Closing or as soon thereafter as possible. In the event that SCC should execute the Headquarters Lease prior to the Closing, then Snap-on and Newcourt shall cooperate to procure from the lessor all necessary consents and approvals relating to the succession of the Company to SCC's rights and obligations under the Headquarters Lease. The parties agree that any costs incurred by Snap-on and Newcourt in selecting the Headquarters, negotiating the Headquarters Lease, building out and furnishing the Headquarters and other expenses incurred in connection with the procurement and establishment of the Headquarters shall be a System Expense.

         7.12. Initial Annual Operating Plan; Operations Manual. Newcourt and Snap-on shall cooperate to prepare an initial Annual Operating Plan and a Credit, Collections and Operations Manual containing elements described in the Operating Agreement and such other elements as the parties may agree. In the event that the parties do not succeed, for any reason, in reaching agreement with respect to the initial Annual Operating Plan or the Credit, Collections and Operations Manual on or before December 31, 1998, then either party may, at its election, terminate this Agreement without any liability or obligation except as provided in Articles X and XI.

         7.13. Plans and Policies. Newcourt and Snap-on shall cooperate prior to the Closing Date to develop, to the extent such are not part of the Annual Operating Plan or the Credit, Collections and Operations Manual, an employee handbook for the Company, a sales and marketing plan for the Company, residual investment policies for the Company, expansion programs for the Company, and compensation plans for the employees of the Company.

         7.14. Snap-on and Newcourt Guarantees. In the event that any third party contracting with the Company shall require either or both of Snap-on and Newcourt or any Snap-on Entity and/or any Newcourt Entity to guarantee the Company's performance or payment of any obligation set forth in such contract, Newcourt and Snap-on agree that such guarantee obligation will, subject to the following sentence, be provided on terms and conditions agreeable to the parties. Each of Newcourt and Snap-on agree that, before either party commits to any such guarantee obligation, it will provide the other party with at least ten Business Days' prior notice of the proposed guarantee obligation and shall not undertake such obligation if the other party objects to same within such ten Business Day period.

         7.15. Preferred Relationship; Noncompete.

                  (a) Snap-on agrees that it will view the Company as the preferred source of financing for the activities of its Subsidiaries. Snap-on and Newcourt will work with the Company in an effort to expand the Snap-on Dealer Credit Programs and to offer Snap-on Customers new credit programs in the future. Snap-on agrees that it will not support or sponsor any captive leasing program, joint venture or programmatic relationship with an alternative financing provider if such program, venture or relationship competes directly with the Snap-on Dealer Credit Programs. Snap-on agrees that it shall promote only the Company to its Subsidiaries as the preferred financing source for Snap-on Subsidiaries; * .

                  (b) In order to assure proper confidentiality and protection of the intellectual property rights (including trade secrets) of Snap-on, its Subsidiaries, and the Company, Newcourt covenants and agrees that it shall not at any time, prior to the termination of this Agreement and the Operating Agreement, directly or indirectly, enter into any program, joint venture or similar arrangement with * (collectively, the "Snap-on Competitors") relating to the financing or leasing of products competitive with the products sold by Snap-on and its Subsidiaries.

------------------------
*Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separatley with the SEC pursuant to Rule 24b-2.

                  (c) Notwithstanding Section 7.15(b), the restrictions set forth in Section 7.15(b) shall not preclude any Newcourt Entity from:

                           (ii) *

                           (ii) *

                           (iii) *

                           (iv) *

                           (v) *

                           (vi) * .

         7.16. International Expansion of Credit Programs. Snap-on and Newcourt acknowledge that although the original purpose of the Company is to provide Financing Services under the Snap-on Dealer Credit Programs to Snap-on Customers in the United States, both parties desire to expand this purpose to include the provision of such Financing Services to Snap-on Customers throughout the world. Snap-on, Newcourt and the Company shall use their best efforts to mutually agree on how best to implement this expansion in a manner which is advantageous for both parties from a financial, tax and legal perspective.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

         8.01 Conditions to Obligations of Each Party. The obligations of each party to be performed under this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by such party pursuant to Section 13.01 of this Agreement:

                  (a) Regulatory Approval. The Company shall have been duly formed and organized and either (i) the Company shall have received all licenses, permits and Consents necessary to engage in the Business or
         (ii) if the Company has not received any license, permit or Consent necessary to provide Financing Services to Snap-on Customers under the Existing Programs, Snap-on and Newcourt shall have agreed to the terms and conditions under which Newcourt or a Newcourt Affiliate shall provide such Financing Services to Snap-on Customers until the Company receives any such

------------------------
*Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separatley with the SEC pursuant to Rule 24b-2.

         license, permit or Consent. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the transactions contemplated by this Agreement, other than those Consents necessary to engage in the Business, shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted by a Burdensome Condition.

                  (b) Consents and Approvals. In addition to the Consent of Regulatory Authorities referenced in Section 8.01(a) above, each party shall have obtained any and all Consents required for formation of the Company and the Newcourt Investment (including, without limitation, the consents identified on Schedules 2.05(a) and 2.05(b) with respect to Snap-on). No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted by a Burdensome Condition.

                  (c) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated by this Agreement.

                  (d) Initial Annual Operating Plan; Operations Manual. Newcourt and Snap-on shall have agreed to the form and content of the initial Annual Operating Plan and the Credit, Collections and Operations Manual.

                  8.02. Conditions to Closing.

                  (a) In addition to the conditions set forth in Section 8.01 hereof, the consummation by Snap-on and the Snap-on Entities of the transactions contemplated hereby is expressly subject to the satisfaction of the following conditions, unless waived by Snap-on pursuant to Section 13.01 of this Agreement:

                           (i) Each and every  warranty  and  representation  of
                  Newcourt contained in this Agreement shall be true and correct as of the date when made and as of the Closing as through made on the date thereof, and an executive officer of Newcourt shall deliver a certificate to that effect to Snap-on at the Closing (the "Newcourt Closing Certificate"), the form of which shall be reasonably acceptable to the parties;

                           (ii) Newcourt shall have performed and complied in all material respects with each and every agreement, covenant and obligation required by this Agreement to be performed or complied with by it at or prior to the Closing;

                           (iii)   Newcourt   shall  have  made  the  deliveries
                  contemplated by Section 8.04 hereof;

                           (iv) * shall have entered into a Resale Agreement, on
                  terms acceptable to Snap-on and Newcourt, with SFS for the purchase by * from SFS and the resale by * of the Financing Contracts owned by SFS immediately prior to the Closing Date (the "Resale Agreement");

                           (v) Newcourt shall have delivered to Snap-on a representation and warranty regarding the Euro compliant status of its systems in form and substance acceptable to Snap-on in its discretion; and

                           (vi) Newcourt Credit Group Inc. ("NCG") shall have executed and delivered to Snap-on a guarantee in form and substance acceptable to Snap-on by which NCG guaranties the obligations of the Newcourt Entities under the Operative Documents.

                  (b) In addition to the conditions set forth in Section 8.01 hereof, the consummation by the Newcourt Entities of the transactions contemplated hereby is expressly subject to the satisfaction of the following conditions, unless waived by Newcourt pursuant to Section
         13.01 of this Agreement:

                           (i) Each and every  warranty  and  representation  of
                  Snap-on contained in this Agreement shall be true and correct as of the date when made and as of the Closing as though made on the date thereof, and an executive officer of Snap-on shall deliver a certificate to that effect to Newcourt at the Closing (the "Snap-on Closing Certificate"), the form of which shall be reasonably acceptable to the parties;

                           (ii) The Snap-on  Entities and the Company shall have
                  performed and complied in all material respects with each and every agreement, covenant and obligation required by this Agreement to be performed or complied with by each of them at or prior to the Closing;

                           (iii)   Snap-on   shall  have  made  the   deliveries
                  contemplated by Section 8.03 hereof;

                           (iv) * and SFS shall  have  entered  into the  Resale
                  Agreement; and

------------------------
*Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separatley with the SEC pursuant to Rule 24b-2.

                           (v) Snap-on  shall have  executed  and  delivered  to
                  Newcourt a guarantee in form and substance acceptable to Newcourt by which Snap-on guaranties the obligations of the Snap-on Entities under the Operative Documents.

         8.03. Deliveries by Snap-on. Snap-on shall deliver or cause to be delivered to Newcourt and/or the Company (as applicable), at or prior to the Closing Date, the following, all in form reasonably satisfactory to Newcourt's counsel:

                  (a) Such certificates and documents of officers of the Snap-on Entities and public officials as shall be reasonably requested by Newcourt's counsel to establish the existence and good standing of the Snap-on Entities and the Company, and the due corporate power and corporate authorization of the Snap-on Entities and the Company to execute and deliver this Agreement and the Operative Documents and to consummate the transactions contemplated hereby and thereby;

                  (b) The Snap-on Space License, duly executed by relevant Snap-on Entities;

                  (c) The Snap-on Services Agreement, duly executed by Snap-on;

                  (d) The Snap-on License Agreement, duly executed by SFS and the Snap-on Consent duly executed by Snap-on, Technologies and SFS;

                  (e) The Operating Agreement, duly executed by Newco;

                  (f) The Transfer Agreement, duly executed by the relevant Snap-on Entities;

                  (g) The Snap-on Closing Certificate;

                  (h) The Resale Agreement, duly executed by SFS and Creditcorp SPC, LLC;

                  (i) Program Rights Agreement, duly executed by Snap-on and SCC; and

                  (j) All other instruments and documents required by this Agreement, any other Operative Document, the Annual Operating Plan, or the Credit, Collections and Operations Manual to be delivered by any of the Snap-on Entities to Newcourt or the Company, including without limitation those documents necessary to complete the formation of the Company as provided herein, and such other instruments and documents which Newcourt or its counsel may reasonably request consistent with the provisions hereof and thereof.

         8.04. Deliveries by Newcourt. Newcourt shall deliver or cause to be delivered to Snap-on or the Company (as applicable), at or prior to the Closing, the following, all in form reasonably satisfactory to Snap-on's counsel:

                  (a) Such certificates and documents of officers of Newcourt and public officials as shall be reasonably requested by Snap-on's counsel to establish the existence and good standing of Newcourt and the due corporate power and corporate authorization of Newcourt to execute and deliver this Agreement and the Operative Documents and to consummate the transactions contemplated hereby and thereby;

                  (b)  The  Newcourt  Services   Agreement,   duly  executed  by
         Newcourt;

                  (c) The Operating Agreement, duly executed by Newcourt;

                  (d) The Subscription Agreement duly executed by Newcourt;

                  (e) The Funding Agreement duly executed by Newcourt;

                  (f) The Newcourt Space License, duly executed by the relevant Newcourt Entities;

                  (g) The Newcourt Closing Certificate;

                  (h) The Newcourt Systems Agreement duly executed by Newcourt; and

                  (i) All other instruments and documents required by this Agreement, any other Operative Document, the Annual Operating Plan, or the Credit, Collections and Operations Manual to be delivered by Newcourt to Snap-on or the Company, and such instruments and documents which Snap-on or its counsel may reasonably request consistent with the provisions hereof and thereof.

         8.05. Deliveries by the Company. At the Closing, and upon consummation of the Newcourt Investment, Snap-on and Newcourt shall cause the Company to promptly deliver to Newcourt or Snap-on (as applicable) the following:

                  (a) The Company Supplement, duly executed by the Company;

                  (b) The Snap-on Services Agreement, duly executed by the Company;

                  (c) The Newcourt Services Agreement, duly executed by the Company;

                  (d) The Snap-on Space License, duly executed by the Company;

                  (e) The Newcourt Space License, duly executed by the Company;

                  (f)  The  Snap-on  License  Agreement,  duly  executed  by the
         Company;

                  (g) The Subscription Agreement duly executed by the Company;

                  (h) The Funding Agreement duly executed by the Company;

                  (i)  The  Newcourt  Systems  Agreement  duly  executed  by the
         Company;

                  (j) The Transfer Agreement, duly executed by the Company; and

                  (k) All other instruments and documents required by this Agreement, any other Operative Document, the Annual Operating Plan or the Credit, Collections and Operations Manual to be delivered by the Company to Newcourt or Snap-on, and such other instruments and documents which Newcourt or Snap-on may reasonably request consistent with the provisions hereof and thereof.

         8.06. Covenants to Satisfy Conditions. Newcourt will use all reasonable efforts to ensure that the conditions set forth in Sections 8.01 and 8.02 hereof are satisfied, and will timely make the deliveries described in Section 8.04. Snap-on will use all reasonably efforts to ensure that the conditions set forth in Sections 8.01 and 8.02 hereof are satisfied, and will timely make the deliveries described in Section 8.03. In addition Snap-on and Newcourt will use all reasonably efforts to cause the Company timely to deliver to Snap-on and Newcourt the items described in Section 8.05 hereof.

                                   ARTICLE IX
                  INDEMNIFICATION AND LIMITATIONS ON LIABILITY

         9.01. Indemnity for Pre-Closing Actions. From and after the date hereof, Snap-on shall indemnify, defend and hold harmless the Company, and its members, officers, directors, agents, representatives, and employees (Snap-on is referred to in this Section 9.01 as the "Indemnifying Party," and the party to whom such indemnification obligation is owed is referred to in this Section 9.01 as the "Indemnified Party"), from and against, any and all actions, claims, losses, costs, Liabilities, and expenses (including reasonable attorneys' fees) resulting from or arising out of any act or omission (occurring entirely before the Closing Date) of any remote or immediate predecessor entity of the Company (including, without limitation, SCC) or any officer, employee or agent of any of them (collectively "Pre-closing Claims") and will promptly reimburse any Indemnified Party for all Pre-closing Claims as incurred in connection with the investigation of, preparation for or defense of any pending or threatened action or proceeding (collectively, "Proceeding"), whether or not such Indemnified Party is a formal party to any such Proceeding. * An Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld) settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding), provided, however, that the Indemnified Party may execute such settlement, compromise or consent to the entry of judgment in any pending or threatened Proceeding if same includes an unconditional release of the Indemnifying Party hereunder from all liability arising out of such Proceeding.

------------------------
*Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separatley with the SEC pursuant to Rule 24b-2.

         9.02. Indemnity Under This Agreement. From and after the date hereof, Snap-on shall indemnify, defend and hold harmless the Company and any Newcourt Entity and their respective members, officers, directors, agents, representatives, and employees, and Newcourt shall indemnify, defend and hold harmless the Company, any Snap-on Entity, and their respective members, officers, directors, agents, representatives, and employees (Snap-on and Newcourt are referred to respectively in this Section 9.02 as the case may be as the "Indemnifying Party" and the party to whom such indemnification obligation is owed is referred to in this Section 9.02 as the "Indemnified Party"), from and against any and all actions, claims, losses, costs, Liabilities, and expenses (including reasonable attorneys' fees) resulting from or arising out of any breach by the Indemnifying Party of any representation, warranty, or covenant by such Indemnifying Party in this Agreement (collectively, for purposes of this Section 9.02 only, "Claims") and will promptly reimburse any Indemnified Party for all Claims as incurred in connection with the investigation of, preparation for, or defense of any pending or threatened action or proceeding (collectively, "Proceeding"), whether or not such Indemnified Party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Indemnifying Party shall not be liable (a) for any amount paid by or on behalf of an Indemnified Party in settlement of any Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld), or (b) in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted primarily from the bad faith, negligence, or willful misconduct of an Indemnified Party. An Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding), provided, however, that the Indemnified Party may execute such settlement, compromise or consent to the entry of judgment in any pending or threatened Proceeding if the same includes an unconditional release of the Indemnifying Party hereunder from all liability arising out of such Proceeding.

         9.03. Procedure. Promptly after a party to whom an indemnification obligation is owed hereunder (an "Indemnified Party") receives notice of the commencement of any Proceeding in respect of which indemnification may be sought hereunder, the Indemnified Party will notify the party that is obligated to indemnify hereunder (an "Indemnifying Party"); but the omission to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation hereunder unless, and only to the extent that, such omission results in the Indemnifying Party's forfeiture of substantive rights or defenses. If any such Proceeding shall be brought against the Indemnified Party, the Indemnifying Party shall, upon written notice given reasonably promptly following the Indemnified Party's notice to the Indemnifying Party of any such Proceeding, be entitled to assume the defense thereof at its own expense with counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided; however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense.

         9.04. Limitation on Liability. IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE TO THE OTHER UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY LOST

  PROFITS,  EXEMPLARY,  PUNITIVE,
SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER ANY PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING DOES NOT PRECLUDE ANY PARTY FROM BEING INDEMNIFIED AGAINST THIRD-PARTY CLAIMS UNDER ANY OF THE FOREGOING THEORIES OR FOR ANY OF THE FOREGOING DAMAGES.

         9.05. * . * .

         9.06. Sole Remedies. Snap-on and Newcourt, on behalf of themselves, and, respectively, the Snap-on Entities and the Newcourt Entities, agree that from and after the Closing Date their sole remedies for any breach of any representation, covenant or warranty contained in this Agreement shall be limited to the right of indemnification as and to the extent set forth in this
Article IX, and in all events subject to all of the limitations herein, or, in the alternative, the right to terminate the Operating Agreement pursuant to the provisions of Article XII thereof, and the parties waive all and each other remedy available at law or in equity, provided, however, that this limitation shall not apply in respect of any action brought for fraud with an actual intent to deceive or any right to remedies described in Section 13.14 hereof.

                                   ARTICLE X
                       CONFIDENTIAL INFORMATION; PUBLICITY

         10.01. Confidential Information.

                  (a) The parties agree that any and all technical, financial, operations or business information including, but not limited to, customer data, marketing plans, customer lists, customer information, customer account numbers, the status of any account, pricing information, computer access codes, instruction and/or procedural manuals, SCC's current operating policies and manuals, information prepared for or used in the preparation of the Annual Operating Plan and Credit, Collections and Operations Manual, or financial data of either party ("Information") furnished or disclosed by any party to another party or obtained by any party as a result of its ownership interest in the Company shall be deemed the property of the disclosing party or the Company, as applicable, and when in tangible form, shall be returned by the receiving party to the disclosing party or the Company upon request along with any copies as may be authorized herein.

                  (b)   "Information"   shall  not  include:   (1)   information
         previously known to the receiving party free of any obligation to keep it confidential as evidenced by written

------------------------
*Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separatley with the SEC pursuant to Rule 24b-2.

         records; (2) information that has been or subsequently is made public, through no wrongful act of the receiving party or any third party; or
         (3) information that is received from a third party without restriction and without breach of this Agreement, other than information provided to such party in connection with its performance of this Agreement or any other Operative Document.

                  (c) Each party agrees that it shall hold Information in confidence and shall not make disclosure of Information to anyone except such of its employees or third party contractors or agents to whom such disclosure is necessary for the purpose of and as permitted in performance of this Agreement, except in the following circumstances: (i) to the extent necessary to comply with a specific applicable law or the valid final order of a court of competent jurisdiction in which the party making the disclosure or communication shall notify the other party in writing and shall seek confidential and proprietary treatment of the information; (ii) as part of normal reporting or review procedures of such party's Board of Directors, parent company, auditors and attorneys; provided, however, that such persons or entities agree to be bound by the provisions of this paragraph; (iii) to enforce its rights legally under this Agreement in a court of competent jurisdiction; (iv) as is customary in connection with the sale, transfer, pledge, syndication, assignment and/or securitization of Finance Contracts and Financings (and/or any accounts receivable or collateral in connection therewith); or (v) such information as is part of the public domain through disclosure other than by or through such party. Each party shall appropriately notify each employee, contractor, or agent to whom Information is disclosed that any such disclosures are made in confidence and shall be kept in confidence by such employee, contractor, or agent, and shall require any third party contractor or agent to sign a written agreement to maintain the confidentiality of the Information.

                  (d) If the transactions contemplated by this Agreement are not consummated, the parties shall maintain the confidentiality of Information, and such Information shall not be used to the detriment of the disclosing party or otherwise in any manner, and all such Information (including copies and extracts thereof) shall be returned to the disclosing party immediately upon its written request.

                  (e) The obligations of the parties hereunder shall survive and be enforceable by temporary and permanent injunctive relief against the breaching party and its employees, officers, directors, agents, representatives, and contractors notwithstanding any termination of this Agreement.

         10.02. Confidentiality of Agreement; Publicity.

                  (a)  Except  as  required  by  law,  the  parties  shall  keep confidential and not disclose, and shall cause their officers, employees, and agents to keep confidential and not disclose, any of the terms and conditions of this Agreement or any of the Operative Documents to any third party without the prior written consent of all other parties.

                  (b) The obligations of the parties hereunder shall survive and be enforceable by temporary and permanent injunctive relief against the breaching party and its employees, officers, directors, agents, representatives, and contractors notwithstanding any termination of this Agreement.

                  (c) Each party will consult with the other party prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and will not issue any such release or make any such statement over the reasonable objection of the other party, except as required by law or the rules and regulations of any relevant securities exchange or quotation system. The initial press release with respect to the execution of this Agreement will be in substantially the form of the attached Exhibit 10.02.

                                   ARTICLE XI
                    CONCILIATION AND ARBITRATION OF DISPUTES

         11.01. Conciliation. In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement or any Operative Document, other than a matter for which a dispute resolution mechanism is specifically provided in this Agreement (including but not limited to a party's right to seek specific performance, judicial remedies or injunctive relief as provided in Sections 4.04, 10.01, 10.02 or 13.14 hereof) the parties shall use reasonable efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If settlement is not otherwise possible within a reasonable time (not to exceed 20 days), the Chief Executive Officers, Chief Financial Officers, or other comparable senior executive officers of Snap-on and Newcourt, respectively, shall become involved in such efforts.

         11.02. Arbitration. If the parties do not reach a solution within a period of thirty (30) days after a matter is referred for conciliation, as provided above, the dispute shall be submitted to final and binding arbitration as the sole and exclusive remedy for such dispute. Unless prohibited by applicable law, any claim shall be made by filing a written demand for arbitration within one (1) year following the conduct, act or other event or occurrence first giving rise to the claim; otherwise, the right to any remedy shall be deemed forever waived and lost. The right and duty of the parties to this Agreement to resolve any disputes by arbitration shall be governed exclusively by the Federal Arbitration Act, as amended, and arbitration shall take place according to the commercial arbitration rules of the American Arbitration Association in effect as of the date hereof. The arbitration shall be held at the office of the American Arbitration Association in Chicago, Illinois. Each party will select one arbitrator and the two so chosen will select a third, and failing selection of an arbitrator by either party or by the two chosen by the parties, the arbitrator(s) shall be selected from a panel of neutral arbitrators provided by the American Arbitration Association and shall be chosen by the striking method. The parties each shall bear all of their own costs of arbitration; however, the fees of the arbitrators shall be divided equally between the parties. The arbitrators shall have no authority to amend or modify the terms of this Agreement or any Operative Document. Each party further agrees that, unless such a limitation is prohibited by applicable law, the other party shall not be liable for punitive or exemplary damages and the arbitrators shall have no authority to award the same. The award or decision by a majority of the arbitrators shall be final and binding on the parties and may be enforced by judgment or order of any court having subject matter jurisdiction in the state where the arbitration took place (an "Arbitration State Court") or by any other court having jurisdiction over the parties. The parties consent to the exercise of personal jurisdiction over them by any Arbitration State Court and to the propriety of venue of any Arbitration State Court for the purpose of carrying out this provision; and they waive any objections that they would otherwise have to the same. No arbitration under this Agreement shall include, by consolidation, joinder or in any other manner, any Person other than the parties hereto or thereto and any Person in privity with or claiming through, in the right of or on behalf of such a party, unless both Snap-on and Newcourt consent in writing. To the extent permitted by applicable law, no issue of fact or law shall be given preclusive or collateral estoppel effect in any arbitration hereunder, except to the extent such issue may have been determined in another proceeding between Newcourt or a Newcourt Entity and Snap-on or a Snap-on Entity or any person in privity with or claiming through, in the right of or on behalf of Newcourt or a Newcourt Entity or Snap-on or a Snap-on Entity.

         11.03. Provisional Remedies. Each party shall have the right to seek from an appropriate court provisional remedies including, but not limited to, temporary restraining orders or preliminary injunctions before, during or after arbitration. Neither party need await the outcome of the arbitration before seeking provisional remedies. Seeking any such remedies shall not be deemed to be a waiver of either party's right to compel arbitration. Any such action shall be brought by the party in the county (or similar political unit) or federal judicial district where the relevant Snap-on Entity resides, or where any property that may be subject of the action is located. The parties consent to the exercise of personal jurisdiction over them by courts located there and to the propriety of venue in such courts for the purpose of carrying out this provision; they waive any objections that they would otherwise have to the same; and they waive the right to have any such action decided by a jury.

         11.04. Deadlock Events. Disputes relating to Deadlock Events shall be governed by Section 12.4 of the Operating Agreement.

                                  ARTICLE XII
                              TERM AND TERMINATION

         12.01. Term. This Agreement shall take effect on the date hereof and remain in effect for so long as the Operating Agreement remains in effect or until terminated pursuant to Section 12.02 hereof.

         12.02. Termination. This Agreement and the transactions contemplated hereby may be terminated as follows:

                  (a) By written consent of each of Snap-on and Newcourt;

                  (b) By either Snap-on or Newcourt, if Newcourt with respect to Snap-on, or any Snap-on Entity with respect to Newcourt, shall have failed to satisfy any of the conditions it is required to satisfy set forth in Article VIII hereof on or before January 3, 1998;

                  (c) By either Snap-on or Newcourt if the Closing has not occurred by March 31, 1999, provided that the terminating party is not in breach of any material obligation under this Agreement;

                  (d) Any termination or expiration of the Operating  Agreement;
         or

                  (e) The dissolution of the Company.

         12.03. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.02, this Agreement shall become void and have no effect, except that the provisions of Articles IX, X, XI, and XIII, and any other provision necessary to give effect to such surviving provisions, shall survive any such termination.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.01 Amendments and Waivers. Except as otherwise expressly provided herein, this Agreement shall not be amended or modified in any fashion except by an instrument in writing signed by the parties hereto. Waiver by a party of any condition, or any breach of this Agreement by any other party, shall not be effective unless in a writing signed by the waiving party, and no such waiver shall operate or be construed as the waiver of any conditions other than those expressly identified in the written waiver or of the same or another breach on a subsequent occasion.

         13.02. Nonassignability. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party and no Membership Interest in the Company may be Transferred by the Snap-on Entity or Newcourt Entity holding such Interest without the prior written consent of the other party; provided, however, that such consent shall not be required for the assignment by any party of its rights and privileges hereunder to an Affiliate wholly owned, directly or indirectly, by Newcourt or Snap-on, as the case may be (it being understood that no such assignment shall relieve the assigning party of its duties or obligations hereunder).

         13.03. No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. Except as set forth in Article IX, this Agreement is not for the benefit of any other Person, other than the Snap-on Entities, the Newcourt Entities and their respective Subsidiaries, and no other Person, other than the Snap-on Entities, the Newcourt Entities and their respective Subsidiaries, shall have any rights against the parties hereunder.

         13.04 Rules of Construction. The headings in this Agreement are inserted only as a matter of convenience and in no way affect the terms or intent of any provision of this Agreement. All defined phrases, pronouns, and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the actual identity of the organization, person, or persona may require. No provision of this Agreement shall be construed against any parties hereto by reason of the extent to which such parties or its counsel participated in the drafting hereof. All references to dollars shall be in United States Dollars.

         13.05. Choice of Law. This Agreement is made and entered into under the laws of the State of Wisconsin, and the laws of that State applicable to agreements made and to be performed entirely thereunder (without giving effect to the principles of conflicts of laws thereof) shall govern the validity and interpretation hereof and the performance by parties hereto of their respective duties and obligations hereunder.

         13.06. Severability of Provisions. If any provision of this Agreement shall be contrary to the internal laws of Wisconsin or any other applicable law, at the present time or in the future, such provision shall be deemed null and void, but shall not affect the legality of the remaining provisions of this Agreement. This Agreement shall be deemed to be modified and amended so as to be in compliance with applicable law and this Agreement shall then be construed in such a way as will best serve the intention of the parties at the time of the execution of this Agreement

         13.07. Counterparts; Delivery. This Agreement may be executed in one or more counterparts. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document. The parties acknowledge that delivery of executed counterparts of this Agreement may be effected by a facsimile transmission or other comparable means, with an original document to be delivered promptly thereafter via overnight courier.

         13.08. Entire Agreement. This Agreement (including any schedules, exhibits or other attachments hereto), taken together with the other Operative Documents, constitute the entire agreement among the parties. This Agreement and the other agreements referred to in the preceding sentence supersede all prior and contemporaneous agreements, statements, understandings, and representations of the parties, including, without limitation, the letter of intent dated September 24, 1998. There are no representations, warranties, agreements, arrangements, or understandings, oral or written between the parties relating to the subject matter of this Agreement which are not fully expressed herein. The parties agree that the traditional formulation of the parole evidence rule (whereby extrinsic evidence may not be used to vary or contradict the unambiguous terms of a document that represents a final and complete expression of the parties' agreement) shall govern in any action or proceeding that may ensue concerning this Agreement.

         13.09. Last Day for Performance Other Than a Business Day. In the event that the last day for performance of an act or the exercise of a right hereunder falls on a day other than a Business Day, then the last day for such performance or exercise shall be the first

Business Day immediately following the otherwise last day for such performance or such exercise.

         13.10. Notices. All notices, requests, consents, or other communications required or permitted to be given under this Agreement shall be in writing, may be delivered in person, by overnight air courier, or by certified or registered mail (return receipt requested with all fees prepaid), and shall be deemed to have been duly given and to have become effective upon the date actually delivered to the parties or their assignees at the following addresses:

         If to Snap-on:                 Snap-on Incorporated
                                        10801 Corporate Drive
                                        Pleasant Prairie, Wisconsin 53142
                                        Attention:  CFO & General Counsel


         If to Newcourt:
                                        CFO & Chief Counsel
                                        Newcourt Financial USA Inc.
                                        2 Gatehall Drive
                                        Parsippany, New Jersey 07054

The persons or addresses to which mailings or deliveries shall be made may be changed from time to time by notice given pursuant to the provisions of this section.

         13.11. Waiver of Jury Trial. The parties hereto hereby waive their respective right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding and/or hearing brought by any party hereto against another party hereto on any matter whatsoever relating to, resulting from, arising out of, or in any way connected with this Agreement, or any amendment or breach hereof, including, without limitation, any claim or injury or damage, or the enforcement of any remedy under any law, statute, or regulation, emergency or otherwise, now or hereafter in effect.

                  13.12. Expenses.

                  (a) Except as otherwise specifically provided in this Agreement, each party shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and applicable fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.
         Notwithstanding the foregoing, any expenses incurred by any Snap-on Entity or any Newcourt Entity on behalf of or for the benefit of the Company which are agreed upon in advance and provided for in the Annual Operating Plan shall be paid by the Company as provided in subsection
         (b) below. All expenses related to relocation and severance of employees of any Snap-on Entity in connection with the transactions contemplated herein shall be incurred by the relevant Snap-on Entity. Similarly, all expenses related to relocation and severance of any employees of any Newcourt Entity in connection with the transactions contemplated herein shall be incurred by the relevant Newcourt Entity.

                  (b) Any "System Expenses" incurred by any Snap-on Entity or any Newcourt Entity shall be paid by the party incurring them and shall be treated as a working capital loan by such party to the Company. Such System Expense loans will accrue interest at an annual interest rate of seven percent (7%) or such other commercially reasonable rate as shall be agreed by Snap-on and Newcourt. The Company shall make quarterly payments of interest and principal with respect to such System Expense loans, which loans shall be amortized over the period ending at the end of the Initial Term. For purposes of this Agreement, "System Expenses" shall consist of any costs incurred directly or indirectly by any Newcourt Entity or Snap-on Entity in connection with the development of the software system referred to in Section 7.05(a) hereof, any costs treated as a System Expenses in Sections 5.01, 6.01, or 7.11, hereof or elsewhere in the Operative Documents, and any direct out-of-pocket, non-personnel costs incurred by any Newcourt Entity or any Snap-on Entity in connection with the preparation and delivery of the items listed at Section 7.13 hereof.

         13.13. Further Assurances. The parties hereto from time to time after execution of this Agreement, without further consideration, shall execute and deliver, as appropriate, such documents and take such actions as may be reasonably necessary or proper to carry out and consummate the transactions contemplated by this Agreement.

         13.14. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction; provided, however, that the foregoing shall not be construed as prohibiting any party from pursuing any other rights and remedies available to it for such breach or threatened breach.

         13.15. Force Majeure. Neither party shall be liable for defaults or delays due to acts of God or the public enemy, acts or demands of government or any government agency, strikes, fires, flood, accident, or other unforeseeable causes beyond its control and not due to its fault or negligence. Any party desiring to excuse its default or delay for any such reason shall notify the other party of the cause of such default or delay within five (5) days after the beginning thereof.

         13.16. Brokers and Finders. Each of the parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by any party, such party agrees to indemnify and hold each other party harmless of and from any Liability in respect of such claim.

         13.17. Relationship of Parties. Nothing contained in this Agreement shall be construed as constituting a partnership or agency relationship between the parties hereto. On and after the Closing Date, the relationship of the parties one to another for all purposes shall be that of independent members of a limited liability company.



                            [Signature Pages Follow]

         IN WITNESS WHEREOF the undersigned hereto execute this Agreement.


                                             "SNAP-ON"
                                             SNAP-ON INCORPORATED:


                                             By:   /s/ Donald S. Huml

                                                   Donald S. Huml
                                                   Chief Financial Officer
                                                   Snap-on Incorporated


                                             "NEWCOURT"
                                             NEWCOURT FINANCIAL USA INC.:


                                             By:   /s/ Robert J. Hicks

                                                   Robert J. Hicks
                                                   Executive Vice President
                                                   Newcourt Financial USA Inc.

                AGREEMENT RESPECTING A LIMITED LIABILITY COMPANY
                          DESCRIPTION OF ATTACHMENTS+


Exhibits:

Exhibit A                  Definitional Supplement
Exhibit 4.02(c)            Form of Operating Agreement
Exhibit 5.04               Form of Snap-on License and Royalty Agreement
Exhibit 6.03               Funding Term Sheet


Schedules:

Schedule 1.01              Newcourt Trademarks and Processing Systems
Schedule 1.02              Newcourt Organization; Jurisdiction
Schedule 2.01              Snap-on Trademarks
Schedule 2.05(a)           Snap-on Entity Regulatory/Third Party Consents
Schedule 2.05(b)           Snap-on Regulatory/Third Party Consents
Schedule 2.08              Material Litigation
Schedule 2.09              Material Contracts
Schedule 4.01(a)           Program Rights Agreement
Schedule 5.01              Regulatory Approvals



--------
         + The exhibits and schedules to this document are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.